Exhibit 99.1

INOVIO Reports Third Quarter 2024 Financial Results and Recent Business Highlights

–New immunology data for INO-3107 supporting proposed mechanism of action presented at several recent conferences
•Data showed ability of INO-3107 to induce an antigen-specific cytotoxic T cell response against HPV-6 and HPV-11 and drive recruitment of T cells into airway tissues and papilloma
•Data showed INO-3107 induced expansion of new clonal T cells that infiltrate airway tissues and correspond with reduction of surgeries for RRP patients observed in Phase 1/ 2 trial

–Continued progress on preparing regulatory submissions for INO-3107
•All non-device BLA modules on track for completion by end of 2024
•BLA submission remains targeted for mid-2025

PLYMOUTH MEETING, PA – November 14, 2024 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the third quarter of 2024 and provided an update on recent company developments.

“We continue to be focused on advancing INO-3107 and delivering a non-surgical option to RRP patients. Toward this goal, we expect to have all non-device modules for our BLA completed by year end, while in parallel we continue to implement the plan to resolve the previously announced manufacturing issue with the single-use array component of the device. With this progress, we continue to target the submission of our BLA in mid-2025,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “Our development of INO-3107 is supported by a growing body of research that collectively points to INO-3107’s potential to be an important therapeutic option for all RRP patients regardless of the severity of their disease. We recently presented new immunology data highlighting the ability of INO-3107 to induce new populations of T cells that travel to the airway tissue and papilloma and correspond with clinical benefit. We’ve also presented our full safety and efficacy data, demonstrating that INO-3107 was shown to be well tolerated and have clinical benefit in the Phase 1/2 trial. Additionally, by the end of year, we anticipate announcing long-term clinical durability data. We continue to believe INO-3107 has the potential to become the preferred choice for the broadest number of RRP patients, healthcare providers and payors, if approved.”

Recent Business Highlights

Lead Candidate, INO-3107 – Recurrent Respiratory Papillomatosis

INOVIO’s primary focus is driving toward the regulatory approval and commercialization of its lead product candidate, INO-3107. Recent progress includes advancing preparations for submitting the BLA, targeted for mid-2025, and announcing the following new data.

New Immunology Data: INOVIO presented additional immunology data demonstrating the ability of INO-3107 to induce antigen-specific T cell responses against HPV-6 and HPV-11 and drive recruitment of those T cells into airway tissues and papilloma of RRP patients, which could potentially slow or eliminate papilloma regrowth. These data were presented at the American Association for Cancer Research (AACR) Special Conference and at the 36th International Papillomavirus Conference. In totality, this new data showed:

•Induction of T cell responses specific to HPV-6 and HPV-11, including cytotoxic CD8+ T cells, which were still present at week 52, indicating an establishment of memory response
•Expansion of clonal T cell populations in peripheral blood, including induction of new clonal T cell populations that travelled to airway or papilloma tissue

•Induction of inflammatory responses in papilloma and airway tissue, including:
–Interferon, cytokine and chemokine signaling
–Adaptive and innate immune cell infiltration, with emphasis on T cells
•Cytotoxic signatures of infiltrated T cells in papilloma/airway tissue, providing direct evidence of increased overall T cell infiltration compared to pre-treatment
•T cell infiltration in airway tissues of clinical responders were predominantly new T cell clonal populations not detectable prior to INO-3107 treatment
•Clinical activity not impacted by immunosuppressive papilloma microenvironment

Full Safety and Efficacy Data: INOVIO presented its full safety and efficacy data set for the Phase 1/2 trial in which INO-3107 was shown to be well tolerated and have clinical benefit. Of the 32 patients in the trial, 26 patients, or 81%, experienced a decrease in the number of surgical interventions in the year after treatment when compared to the year before treatment. These data were presented at both the International Society of Vaccines Conference and the Fall Voice Conference.

In the trial, the overall clinical response (OCR) was 81%, with 26 of the 32 enrolled patients experiencing a decrease in the number of surgical interventions in the year after INO-3107 administration compared to the prior year, including 28% (9/32) that required no surgical intervention (i.e., complete response, or CR) during or after the dosing window. Further, 44% (14/32) of patients had a partial response (PR), measured by a reduction of at least 50%, but less than 100%, in the number of surgeries when compared to the prior year. The overall response rate (ORR) of patients (CR+PR) was therefore 72% (23/32). Other key data points presented include:

•INO-3107 was shown to be well tolerated and have clinical benefit
–41% (13/32) of patients reported a treatment-related Adverse Event (AE)
–No treatment-related AEs greater than Grade 2 severity were reported
–Most frequent treatment-related AE’s reported were injection site pain (31%) and fatigue (9%)
•Modified Derkay-Pransky severity scores improved from baseline to the end of 52-week trial
•INO-3107 induced durable cellular responses and generated T cells against HPV-6 and HPV-11

Other Pipeline Updates

•INOVIO continued to advance plans for a Phase 3 trial of INO-3112 as a potential treatment for HPV-related oropharyngeal squamous cell carcinoma also known as throat cancer, through ongoing conversations with regulators in the European Union. This trial is anticipated to be conducted in North America and Europe. Previously, the FDA had indicated alignment with the proposed trial design, which was developed in conjunction with a trial steering committee.

•INOVIO continued to advance its plans for a Phase 2 trial of INO-4201 as a heterologous boost to the FDA licensed Ebola vaccine, Ervebo®. A meeting is scheduled with the FDA in the fourth quarter of 2024 to discuss the proposed Phase 2 trial design.

•Patients continue to be dosed in the GBM-001 trial with INO-5401. Regeneron and Inovio have discussed that an appropriate next step would be a controlled Phase 2 trial.

Third Quarter 2024 Financial Results

•Cash, Cash Equivalents and Short-term Investments: As of September 30, 2024, cash, cash equivalents and short-term investments were $84.8 million compared to $145.3 million as of December 31, 2023.

•Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2024, were $18.7 million compared to $15.5 million for the same period in 2023. The increase in R&D expenses was primarily the result of overall higher drug manufacturing costs and higher engineering professional and outside services related to device development, offset by lower employee and consultant compensation, including non-cash stock-based compensation, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses were $8.6 million for the three months ended September 30, 2024 compared to $9.9 million for the same period in 2023. The decrease in G&A expenses was primarily related to a decrease in employee compensation, including non-cash employee and consultant stock-based compensation, and a decrease in legal expenses, among other variances.

•Total Operating Expenses: Total operating expenses were $27.3 million for the three months ended September 30, 2024, compared to $35.9 million for the same period in 2023. During the three months ended September 30, 2023, the company recognized a non-cash goodwill impairment charge of $10.5 million.

•Net Loss: Net loss for the three months ended September 30, 2024 was $25.2 million, or $0.89 per basic and diluted share, compared to net loss of $33.9 million, or $1.52 per basic and diluted share, for the three months ended September 30, 2023.

•Shares Outstanding: As of September 30, 2024, INOVIO had 26.1 million common shares outstanding, 2.1 million pre-funded warrants outstanding, and 29.9 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding pre-funded warrants, options, restricted stock units and convertible preferred stock.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended September 30, 2024, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance

INOVIO estimates its cash runway to extend into the third quarter of 2025. This projection includes an operational net cash burn estimate of approximately $24 million for the fourth quarter of 2024. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information

INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform

INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA®. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA® delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Contact:

Media: Jennie Willson (267) 429-8567 jennie.willson@inovio.com
Investors: Thomas Hong (267) 440-4298 thomas.hong@inovio.com

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines and our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials, the planned submission of a BLA in mid-2025, expectations regarding INO-3107’s potential to be an important therapeutic option for RRP patients and the preferred choice of RRP patients, healthcare providers and payors, as well as plans for discussions with regulatory authorities, the planned commercial launch of INO-3107 if regulatory approval is obtained, and expectations with respect to our cash resources into the third quarter of 2025 and expected cash burn for the fourth quarter of 2024. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,687,480	$14,310,862
Short-term investments	63,117,288	130,982,913
Accounts receivable from affiliated entities	1,862,739	2,405,228
Prepaid expenses and other current assets	4,617,116	5,393,665
Prepaid expenses and other current assets from affiliated entity	—	20,432
Total current assets	91,284,623	153,113,100
Fixed assets, net	4,091,562	4,960,986
Investment in affiliated entity	2,644,226	2,780,287
Operating lease right-of-use assets	8,472,848	9,491,735
Other assets	566,415	605,315
Total assets	$107,059,674	$170,951,423
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,743,191	$19,847,744
Accounts payable and accrued expenses due to affiliated entity	1,834,266	1,070,519
Accrued clinical trial expenses	4,496,568	2,365,382
Operating lease liability	2,425,112	2,406,522
Grant funding liability	—	87,489
Grant funding liability from affiliated entity	—	21,918
Convertible senior notes	—	16,770,654
Total current liabilities	23,499,137	42,570,228
Operating lease liability, net of current portion	10,020,227	11,032,066
Total liabilities	33,519,364	53,602,294
Stockholders’ equity:
Preferred stock	—	—
Common stock	26,051	22,792
Additional paid-in capital	1,784,975,303	1,740,954,074
Accumulated deficit	(1,710,837,583)	(1,622,965,136)
Accumulated other comprehensive loss	(623,461)	(662,601)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	73,540,310	117,349,129
Total liabilities and stockholders’ equity	$107,059,674	$170,951,423

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue from collaborative arrangements and other contracts	$—	$388,446	$100,762	$729,359
Operating expenses:
Research and development	18,733,584	15,503,032	62,734,891	69,423,513
General and administrative	8,613,895	9,925,055	29,395,232	37,338,763
Impairment of goodwill	—	10,513,371	—	10,513,371
Total operating expenses	27,347,479	35,941,458	92,130,123	117,275,647
Loss from operations	(27,347,479)	(35,553,012)	(92,029,361)	(116,546,288)
Other income (expense):
Interest income	1,106,758	1,938,745	3,914,406	6,314,149
Interest expense	—	(313,488)	(177,833)	(940,464)
Gain (loss) on investment in affiliated entity	324,251	214,374	(136,061)	987,758
Net unrealized gain (loss) on available-for-sale equity securities	1,330,811	(219,337)	1,810,868	3,921,819
Other (expense) income, net	(579,819)	2,854	(1,254,466)	(3,850,688)
Net loss	$(25,165,478)	$(33,929,864)	$(87,872,447)	$(110,113,714)
Net loss per share
Basic and diluted (1)	$(0.89)	$(1.52)	$(3.35)	$(5.01)
Weighted average number of common shares used to compute net loss per share
Basic and diluted (1)	28,140,497	22,385,229	26,216,983	21,986,840

(1) Share and per share amounts have been restated to reflect the 1-for-12 reverse stock split effected in January 2024 on a retroactive basis for all periods presented.